Exhibit 2.15

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2015 WPP Finance Deutschland GmbH, a subsidiary of the Registrant, issued €600,000,000 1.625% Notes due 2030 (the “1.625% Notes”). The 1.625% Notes are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 1.625% Notes upon request.

Very truly yours,

WPP PLC

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer